Exhibit 99.1

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone
215-659-7588 fax
www.kns.com

JONATHAN CHOU TO JOIN KULICKE & SOFFA AS CHIEF FINANCIAL OFFICER

SINGAPORE – November 19, 2010 – Kulicke & Soffa Industries, Inc. (NASDAQ:KLIC) (“K&S”) today announced that Jonathan H. Chou will join K&S as Senior Vice President and Chief Financial Officer, effective December 13, 2010.  Mr. Chou will reside in Singapore.  In this role he will succeed Michael J. Morris, 42, who will advise the Company on transition matters until January 21, 2011.  Mr. Morris has served as K&S's Vice President and Chief Financial Officer since August 2009.  Before that he was Vice President, Finance and Treasurer for three years.

 “Jonathan is an exceptional addition to the management team,” said Bruno Guilmart, President and Chief Executive Officer.  "He brings to K&S over 20 years of financial leadership at recognized public institutions and has a proven track record of strengthening companies’ operational focus and financial discipline.  His drive, leadership and experience make him a great fit for K&S.  He comes to K&S at an exciting time in the Company’s history, and I look forward to him joining the team.”

Mr. Guilmart continued, “We thank Mike for his many accomplishments at K&S, and for his dedication and professionalism during the transition of the Chief Financial Officer position to Singapore.”

Mr. Chou, 46, is currently Chief Financial Officer of Feihe International, Inc., a company listed on the New York Stock Exchange (NYSE:ADY) and headquartered in Beijing.  During the last number of years, he led many initiatives including guiding the company through its successful listing on the main board of the NYSE in June 2009, restructuring and redemption of convertible notes and improving the company's reporting and internal controls.  Prior to joining Feihe International, Mr. Chou held Asia Pacific regional CFO roles at Honeywell International, Tyco ADT and Lucent Technologies, where he played key roles in managing growth, right sizing organizations and numerous efficiency initiatives in finance, planning and operations.  Earlier in his career, he spent nearly a decade in banking, which started at Citibank in New York and Hong Kong.

Mr. Chou is fluent in Mandarin and holds an MBA degree from Duke University and BA degree from State University of New York at Buffalo.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contact:

Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations
P: (215) 784-7518
F: (215) 784-6180
jelgindy@kns.com